Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 2002 relating to the financial statements of Nu Skin Enterprises, Inc., which appears in Nu Skin Enterprises, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Salt Lake City, Utah
December 27, 2002